Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260568

PROSPECTUS SUPPLEMENT NO. 15

(To the Prospectus dated April 6, 2022)

UP TO 15,660,417 SHARES OF COMMON STOCK

AND

UP TO 89,627,117 SHARES OF COMMON STOCK

UP TO 6,316,667 REDEEMABLE WARRANTS

OFFERED BY THE SELLING SECURITY HOLDERS

OF

Legacy EJY, Inc.

This prospectus supplement supplements the prospectus, dated April 6, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260568). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 15,660,417 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,316,667 shares of Common Stock that are issuable upon the exercise of 6,316,667 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Marquee Raine Acquisition Corp., a Cayman Islands exempted company (“MRAC” and, after the Domestication, “Enjoy Technology, Inc.” and, as of August 31, 2022, “Legacy EJY, Inc.”) by the holders thereof and (ii) up to 9,343,750 shares of Common Stock that are issuable upon the exercise of 9,343,750 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of MRAC by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 89,627,117 shares of Common Stock, consisting of (a) up to 8,000,000 PIPE Shares (as defined in the Prospectus), (b) up to 9,343,750 sponsor shares (including 2,201,250 Sponsor Earnout Shares (as defined in the Prospectus)), (c) up to 6,316,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (d) 5,500,906 shares of Common Stock issued pursuant to the Backstop Agreement (as defined in the Prospectus), (e) 450,000 shares of Common Stock issued pursuant to the Equity Fee Agreement (as defined in the Prospectus) and (f) up to 60,015,794 shares of Common Stock pursuant to the Registration Rights Agreement (as defined in the Prospectus), and (ii) up to 6,316,667 Private Placement Warrants.

The Common Stock and Warrants are traded on OTC Markets (“OTC”), under the ticker symbol “ENJYQ” for the Common Stock and “ENJWQ” for the Warrants. Prior to the Domestication, MRAC’s Class A ordinary shares, par value $0.0001 per share (the “MRAC Class A ordinary shares”) and warrants to purchase MRAC Class A ordinary shares (the “MRAC Warrants”) traded under the ticker symbols “MRAC”, and “MRACW”, respectively, on Nasdaq. On August 31, 2022, the closing sale price of our Common Stock as reported by OTC was $0.05 per share and the closing price of our Warrants was $0.01 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in shares of our Common Stock or Warrants involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 1, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2022

Legacy EJY, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39800	98-1566891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Hillview Ave Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

(888) 463-6569

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	ENJYQ	*
Warrants to purchase common stock	ENJYWQ	*

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

*	The registrant’s common stock and warrants began trading exclusively on the OTC Pink Marketplace on July 11, 2022 under the symbols “ENJYQ” and “ENJWQ”, respectively.

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.01 of this Current Report on Form 8-K relating to entry into the Second Amendment (as defined below) is incorporated into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on June 30, 2022, Enjoy Technology, Inc. (the “Company”) and certain of its wholly owned subsidiaries, Enjoy Technology LLC and Enjoy Technology Operating Corp., filed voluntary petitions (and the cases commenced thereby, the “Chapter 11 Cases”) seeking relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Also as previously reported, on July 25, 2022, the Company and certain of its subsidiaries (collectively, the “Sellers”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Asurion, LLC (the “Purchasers”) to sell substantially all of its assets pursuant to a sale conducted under Section 363 of the Bankruptcy Code (“Section 363”).

Amendment to Asset Purchase Agreement

On August 28, 2022, the Sellers entered into the Second Amendment (the “Second Amendment”) to the Purchase Agreement with the Purchasers, pursuant to which the Outside Date (as defined in the Purchase Agreement) to which the Sellers or the Purchasers may terminate the Purchase Agreement was extended to August 31, 2022.

Consummation of Sale in Accordance with Asset Purchase Agreement

Pursuant to the Purchase Agreement, on August 31, 2022, the Sellers completed their sale of substantially all of their assets to the Purchasers (the “363 Sale”) for approximately $110,000,000, subject to various deductions including a $23,800,000 holdback amount. The 363 Sale was conducted under the provisions of Section 363 and was approved by the Bankruptcy Court on August 12, 2022. In connection with the consummation of the 363 Sale, on August 31, 2022, the obligations under the Company’s debtor-in-possession credit agreements were repaid in full and such credit agreements were terminated.

The material terms of the Purchase Agreement were previously reported in Item 1.01 of the Company’s Current Report on Form 8-K filed on July 29, 2022, which is incorporated herein by reference. The foregoing descriptions of the Purchase Agreement and the Second Amendment and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Second Amendment, copies of which are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference in this Item 2.01.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 31, 2022, the Company filed an amendment to its Certificate of Incorporation (the “Certificate Amendment”) with the Secretary of the State of Delaware in order to change its name to “Legacy EJY, Inc.” The Company did so in compliance with Section 8.15 of the Purchase Agreement, which mandates that the Company and its subsidiaries discontinue the use of their current name (and any other trade names) within 15 days following the 363 Sale (the “Name Change Requirement”).

The description of the Certificate Amendment is qualified in its entirety by the full text of the Certificate Amendment, which is attached hereto as Exhibit 3.1 to this Report and is incorporated herein by reference.

Item 8.01	Other Events.

The information set forth in Item 5.03 of this Current Report on Form 8-K is incorporated into this Item 8.01.

On August 31, 2022, in compliance with the Name Change Requirement, the Company filed the following with the Secretary of the State of Delaware: (1) an amendment to the Certificate of Incorporation for its subsidiary, Enjoy Technology Operating Corp., changing the entity’s name to “Legacy EJY Operating Corp.” and (2) an amendment to the Certificate of Formation for its subsidiary, Enjoy Technology LLC, changing the entity’s name to “Legacy EJY Subsidiary LLC”.

Item 9.01	Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The Company is currently unable to prepare pro forma financial information reflecting the transaction described in Item 2.01 of this Current Report without unreasonable effort or expense, and therefore such information is not reasonably available to the Company within the meaning of Rule 12b-21 under the Exchange Act. As a debtor-in-possession under the Bankruptcy Code, the Company files publicly available monthly operating reports with the Bankruptcy Court, which reports include financial statements that are limited in scope and prepared solely for the purpose of complying with requirements of the Bankruptcy Court. The Company cautions investors and potential investors not to place undue reliance upon the information contained in the monthly operating reports, which are not prepared for the purpose of providing the basis for an investment decision relating to any of the securities of the Company.

(d) Exhibits.

Exhibit No.

3.1	Certificate of Amendment of Certificate of Incorporation of Enjoy Technology, Inc.

10.1	Asset Purchase Agreement by and between Asurion, LLC, Enjoy Technology, Inc., Enjoy Technology Operating Corp. and Enjoy Technology LLC, dated July 25, 2022.*
(incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 29, 2022).

10.2	Second Amendment to Asset Purchase Agreement by and between Asurion, LLC, Enjoy Technology, Inc., Enjoy Technology Operating Corp. and Enjoy Technology LLC, dated August 28, 2022.

104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules (or similar attachments) have been omitted. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule (or similar attachment) upon request by the SEC. Pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***] has been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy EJY, Inc.

Dated: September 1, 2022

	By:	/s/ Ron Johnson
Ron Johnson
Chief Executive Officer

Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

ENJOY TECHNOLOGY, INC.

Enjoy Technology, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Enjoy Technology, Inc. The Corporation’s original Certificate of Incorporation was filed under the name Enjoy Technology, Inc. on October 14, 2021.

2. That Article I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The name of the Corporation is Legacy EJY, Inc.”

3. The foregoing amendment has been duly approved by the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Restated Certificate of Incorporation of the Corporation, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on August 31, 2022.

ENJOY TECHNOLOGY, INC.

/s/ Ron Johnson
Ron Johnson, President & Chief Executive Officer

Exhibit 10.2

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (the “Amendment”) is made and entered into as of this 28th day of August, 2022, by and Asurion, LLC, a Delaware limited liability company (“Buyer”), and Enjoy Technology, Inc., a Delaware corporation (“Enjoy”), Enjoy Technology Operating Corp., a Delaware corporation (“Enjoy Operating”) and Enjoy Technology LLC, a Delaware limited liability company (“Enjoy LLC” and, together with Enjoy and Enjoy Operating, each a “Seller” and, collectively, “Sellers”). Buyer and Sellers are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized but undefined terms in this Amendment shall have the meanings given them in the Asset Purchase Agreement (the “Purchase Agreement”), dated as of July 25, 2022 (and as previously amended by that certain First Amendment to the Purchase Agreement, dated as of August 1, 2022), by and among the Parties.

RECITALS:

A.	Section 12.6 of the Purchase Agreement provides that the Purchase Agreement may not be amended except by a written agreement signed by each of the Parties.

B.	The Parties desire to enter into this Amendment and amend the Purchase Agreement as set forth herein.

AGREEMENT

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Purchase Agreement. The definition of “Outside Date” of Section 12.16(mmmm) of the Purchase Agreement is hereby amended and restated in full as follows:

(mmmm) “Outside Date” means August 31, 2022.

2. Full Force and Effect. Except as modified or amended hereby, the provisions, conditions and terms of the Purchase Agreement shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Purchase Agreement and this Amendment, the provisions of this Amendment shall govern and control.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

[remainder of page intentionally left blank]

1

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

BUYER:

ASURION, LLC

By:	/s/ Roger Anthony Detter
Name:	Roger Anthony Detter
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Asset Purchase Agreement]

SELLERS:

ENJOY TECHNOLOGY, INC.

By:	/s/ Ron Johnson
Name:	Ron Johnson
Title:	Chief Executive Officer

ENJOY TECHNOLOGY OPERATING CORP.

By:	/s/ Ron Johnson
Name:	Ron Johnson
Title:	Chief Executive Officer

ENJOY TECHNOLOGY LLC

By:	/s/ Ron Johnson
Name:	Ron Johnson
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Asset Purchase Agreement]